CONAGRA FOODS FILES THIRD-QUARTER 10-Q

     OMAHA, Neb., April 13, 2005 -- ConAgra Foods Inc. (NYSE: CAG), one of North America's leading packaged food companies, today filed its third quarter 10-Q, and in it restated historical results to correct errors in previously reported amounts relating to income tax matters.

     The quarterly filing shows diluted earnings per share (EPS) for the quarter ended February 27, 2005 of $0.32. The company previously announced preliminary third quarter diluted earnings per share of $0.31. The change reflects the impact of final adjustments to the company's tax expense for the third quarter.

     In its news release of March 24, the company estimated the increased income tax expense to be in the range of $150 million - $200 million in aggregate, principally in fiscal years 2003-2004. However, the 10-Q filed today quantifies the net increased expense related to tax matters from fiscal 2002 through the first half of fiscal 2005 at approximately $105 million. The most significant errors that led to the restatement were in the areas of capital loss carry-forwards and foreign tax credits. Details including adjustments related to periods prior to fiscal 2002 are contained in the third quarter 10-Q filed with the Securities and Exchange Commission today.

     The company expects to file restated 10-Qs for the first and second quarters of fiscal 2005 as soon as possible - those 10-Qs will provide comparable prior-year information. The company also expects to file a restated fiscal 2004 10-K as soon as possible, which will contain quarterly EPS amounts for fiscal 2004 as well as fiscal 2003.

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